Exhibit 4.8 WITHOUT PREJUDICE AND SUBJECT TO CONTRACT SETTLEMENT AGREEMENT BETWEEN l. Nomad Foods Europe Ltd, 1 New Square, Bedfont Lakes, Feltham, Middlesex, TWl 4 SHA ['the Employer') and 2. Mr Jason Ashton, ('the Employee'). INTRODUCTION (A) The Employee's employment with the Employer will terminate by mutual agreement with effect from 31 st October 2018 (the 'Termination Date'). (B) During the period from 301h September 2018 (the 'Garden Leave Date') until the Termination Date the Employee shall be on garden leave and period of garden leave shall be referred to as the "Garden leave Period" in this agreement. TERMS AGREED 1. Ongoing employment Between now and the Termination Dote the Employee will perform services for the Employer within the finance function and continue to be paid his salary and benefits in the usual way. This includes participation in the Annual Bonus Plan at Work level 5. 2. Compensation 2.1 The Employer shall without any admission of liability whatsoever pay to the Employee the sum of £99,500 (ninety nine thousand, five hundred pounds) in full and final settlement of all claims of the type referred to in clauses 7 and 8 below ('the Settlement Payment') within 21 days from the date of this Agreement or the Termination Date whichever is the Page 1 of 10 LON577810193v1